Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated July 1, 2013, except as to Note 2, Note 5, Note 6, Note 13, Note 14, Note 15, Note 17, and Note 19, which is as of February 12, 2014, with respect to the consolidated financial statements of Prospect Global Resources, Inc. as of March 31, 2013 and 2012 and for each of the two years in the period ended March 31, 2013, and the cumulative period from August 5, 2010 to March 31, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Restatement).  We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ EKS&H LLLP

February 25, 2014

Denver, Colorado